Exhibit 99.3
Unaudited Pro Forma Condensed and Combined Financial Information
The following unaudited pro forma condensed and combined financial statements have been prepared to give effect to the acquisition by Ebix, Inc. (“Ebix” or the “Company”) of Acclamation Systems, Inc. (“Acclamation”). These pro forma combined financial statements are derived from the historical consolidated financial statements of Ebix which are incorporated by reference into this document, the historical financial statements of Telstra eBusiness Services, acquired in January 2008 (i.e. “Telstra”, with respect to the pro forma statement of income for the for year ended December 31, 2007), the historical financial information of Jenquest, Inc, acquired in November 2007, (i.e. “Jenquest” or “IDS”, with respect to the pro forma statement of income for the year ended December 31, 2007), and the historical financial statements of Acclamation which are included with this current report as Exhibits 99.2 and 99.3. The pro forma condensed and combined statement of income for the year ended December 31, 2007 include twelve months of operating results for Telstra and IDS. These historical financial statements have been adjusted as described in the notes to the unaudited pro forma combined financial statements.
The unaudited pro forma combined balance sheet has been prepared assuming the acquisition of Acclamation occurred on June 30, 2008. The unaudited pro forma combined statements of income for the year ended December 31, 2007 have been prepared assuming the acquisitions of Telstra, IDS, and Acclamation occurred on January 1, 2007. In all cases the purchase method, which requires an allocation of the purchase price to assets acquired and liabilities assumed to be based on their fair value, has been applied to the accounting for the acquisition of Acclamation. Basic and diluted earnings per share and weighted average shares outstanding have been retroactively adjusted to reflect the 3-for-1 stock split effective October 9, 2008.
The purchase price allocation for the acquisition of Acclamation reflected in the unaudited pro forma combined financial statements is preliminary and is subject to possible revision. The purchase price allocation is based on a third-party valuation of identifiable intangible assets, and an in-depth analysis of the value of other assets acquired and liabilities assumed. The final valuation analysis and purchase price allocation may result in an adjustment to the amounts reflected in these unaudited pro forma combined financial statements. Therefore, the unaudited pro forma combined financial statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would be reported had the acquisition of Acclamation been completed as of the dates presented. No effect has been given in these pro forma financial statements for anticipated synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred by integrating their operations. The unaudited pro forma condensed and combined financial statements should not be considered representative of future consolidated results of operation or financial position nor should the historical results operations be indicative of our future expected results of operations.

Ebix, Inc. and Subsidiaries
Unaudited Pro Forma Condensed and Combined Statements of Income
For the Twelve Months Ended December 31, 2007
(In thousands, except per share data)

						Ebix, Inc.				Ebix, Inc.
	Historical	Historical	Historical	Pro Forma		IDS/Telestra	Historical	Pro Forma		Acclamation
Revenue:	Ebix, Inc.	IDS	Telestra	Adjustments		Combined	Acclamation	Adjustments		Combined
Software	$3,461	$—	$—	$—		$3,461	$—	$—		$3,461
Services and other	39,380	5,192	15,059	—		59,631	10,439	—		70,070

Total revenue	42,841	5,192	15,059	—		63,092	10,439	—		73,531

Operating expenses:
Services and other costs	7,114	2,965	8,245	—		18,324	1,434	—		19,758
Product development	7,609	529	—	—		8,138	997	—		9,135
Sales and marketing	4,116	415	—	—		4,531	557	—		5,088
General and administrative	8,602	866	—	—		9,468	6,312	—		15,780
Amortization and depreciation	2,599	138	571	574	A	3,882	130	169	K	4,181

Total operating expenses	30,040	4,913	8,816	574		44,343	9,430	169		53,942

Operating income	12,801	279	6,243	(574)		18,749	1,009	(169)		19,589

Interest income	509	—	692	—		1,201	14	—		1,215
Interest expense	(358)	(39)	—	39	D	(358)	(40)	40	L	(398)
				(500	) B			(375	) M
Foreign exchange gain (loss)	247	—	—	—		247	—	—		247

Income before income taxes	13,199	240	6,935	(535)		19,839	983	(129)		20,693
Income tax (provision) benefit	(533)	(13)	—	(2,081	) C	(2,335)	—	(57	) P	(2,362)
				292	E			29	O

Net income (loss)	$12,666	$227	$6,935	$(2,324)		$17,505	$983	$(157)		$18,331

Basic earnings per common share	$1.36					$1.88				$1.97

Diluted earnings per common share	$1.20					$1.57				$1.60

Basic weighted average shares outstanding	9,306					9,306				9,306

Diluted weighted average shares outstanding	10,536					11,462				12,011

PRO FORMA INFORMATION
Ebix, Inc. and Subsidiaries
Unaudited Pro Forma Condensed and Combined Statements of Income
For the Six Months Ended June 30, 2008
(In thousands, except per share data)

					Ebix, Inc.
	Historical	Historical	Pro Forma		Acclamation
Revenue:	Ebix, Inc.	Acclamation	Adjustments		Combined
Software	$682	$—	$—		$682
Services and other	33,760	5,778	—		39,538

Total revenue	34,442	5,778	—		40,220

Operating expenses:
Services and other costs	6,161	622	—		6,783
Product development	4,240	510	—		4,750
Sales and marketing	1,665	426	—		2,091
General and administrative	7,672	2,848	—		10,520
Amortization and depreciation	1,656	68	85	K	1,809

Total operating expenses	21,394	4,474	85		25,953

Operating income	13,048	1,304	(85)		14,267

Interest income	262	6	—		268
Interest expense	(736)	(15)	15	L	(923)
			(187	) M
Foreign exchange gain (loss)	159	—	—		159

Income before income taxes	12,733	1,295	(257)		13,771
Income tax (provision) benefit	(727)	—	(75	) P	(787)
			15	O

Net income	$12,006	$1,295	$(317)		$12,984

Basic earnings per common share	$1.21				$1.30

Diluted earnings per common share	$0.98				$1.03

Basic weighted average shares outstanding	9,954				9,954

Diluted weighted average shares outstanding	12,219				12,768

Ebix Inc. and Subsidiaries
Unaudited Pro Forma Condensed and Combined Balance Sheets
June 30, 2008
(In thousands, except for share data)

	Historical	Historical	Pro Forma		Ebix Inc./Acclamation
	Ebix Inc.	Acclamation	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$12,074	$1,178	$(7,000	) F	$6,252
Accounts receivable (net)	13,198	1,949	—		15,147
Other current assets	1,113	475	—		1,588

Total current assets	26,385	3,602	(7,000)		22,987

Property and equipment, net	3,427	190	—		3,617
Goodwill	84,731	—	17,477	G	102,695
			487	N
Intangibles	9,988	—	1,304	H	10,463
			(829	) A, K
Other assets	2,068	43	—		2,111

Total assets	$126,599	$3,835	$11,439		$141,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,430	$14	$68	I	$3,512
Accrued payroll and related benefits	2,629	112	—		2,741
Short term debt	24,945	415	(415	) L	24,945
Current portion of long term debt & capital leases	502	—	—		502
Deferred revenue	6,042	461	—		6,503
Other Current Liabilities	207	3	—		210

Total current liabilities	37,755	1,005	(347)		38,413

Convertible debt	20,000	—	15,000	F	35,000
Long term note payable, &long term capital leases	4	—	—		4
Other Long Term Liabilities	3,140	—	487	N	3,627
Deferred rent	656	—	—		656

Total liabilities	61,555	1,005	15,140		77,700

Stockholders’ equity:
Common stock	317	54	(54)	J	317
Additional paid-in capital	104,147	—	—		104,147
Treasury stock	(149)	—	—		(149)
Retained earnings (deficit)	(45,507)	2,776	(3,647	) J	(46,378)
Accumulated other comprehensive income	6,236	—			6,236

Total stockholders’ equity	65,044	2,830	(3,701)		64,173

Total liabilities and stockholders’ equity	$126,599	$3,835	$11,439		$141,873

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.	Basis of Presentation

On August 1, 2008, Ebix, Inc. (“Ebix” or the “Company”) acquired Acclamation Systems, Inc. (“Acclamation”), a developer and supplier of software and e-commerce solutions to the health insurance industry. Ebix paid the Acclamation shareholders $22 million for all of Acclamation’s outstanding common stock. Acclamation’s shareholders also retain the right to earn up to $3 million in additional cash consideration over the two year period subsequent to the effective date of the acquisition if specific revenue targets of Ebix’s Health Benefits division are achieved. The Company also incurred approximately $68 thousand of direct expenses primarily consisting of legal, accounting, due diligence, and filing fees related to the closing of the Acclamation acquisition. Ebix financed this acquisition with a combination of the proceeds from the issuance of convertible debt and available cash reserves.

The accompanying unaudited condensed financial statements present the pro forma results of operations and the financial position of Ebix and Acclamation on a combined basis and are based on the historical financial information of each company after giving effect to the acquisition. The unaudited pro forma combined balance sheet has been prepared assuming the acquisition occurred on June 30, 2008. The unaudited pro forma combined statements of income have been prepared assuming the acquisition of Telstra occurred on January 1, 2007.

The unaudited pro forma condensed and combined financial statements are based on estimates and assumptions which are preliminary and have been made solely for the purposes of developing such pro forma information. The estimated pro forma adjustments arising from the merger are derived from the preliminary determination of the fair value of the assets acquired and liabilities assumed, and the related allocation of the purchase price consideration. The final valuation analysis and purchase price allocation will be based on the established fair value of the assets acquired, including the fair value of the identifiable intangible assets, and liabilities assumed as of August 1, 2008. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The final determination of the purchase consideration, fair values, and resulting goodwill may differ from what is reflected in these unaudited pro forma condensed and combined financial statements. A summary of the estimated purchase price allocation of the fair value of assets acquired and liabilities assumed is as follows (in thousands):

Purchase Price:
Cash consideration	$22,000
Transaction costs	69

$22,069

Preliminary Allocation of Purchase Price as of June 30, 2008:
Tangible assets (net)	$3,285
Identifiable intangible assets	1,305
Goodwill	17,479

$22,069

The amount allocated to the intangible assets represents the Company’s preliminary estimate of the identifiable intangible assets acquired from Acclamation, which include customer relationships and developed technology. The recording of the identifiable intangible assets results in the establishment of a deferred tax liability of $487 thousand.

2.	Pro Forma Adjustments — related to the prior acquisitions of IDS in November 2007 and Telstra in January 2008

Pro forma adjustments reflect only those adjustments that are factually supportable and do not include the impact of synergies or contingencies that will not be known until the later of the closing of the merger or resolution of the contingency. The following are brief descriptions of each of the referenced pro forma adjustments included in these unaudited condensed and combined financial statements.
(A)	Reflects assumed amortization during 2007 of $118 thousand and $458 thousand related to the establishment of the identifiable intangible assets in connection with the IDS and Telstra acquisitions respectively.

(B)	To add assumed interest expense from January 1, 2007 in connection with the proceeds from the $20 million, 2.5% convertible noted used to partially finance the Telstra acquisition.

(C)	To impute 2007 income tax expense of $2.1 million for Telstra using the Australian local effective tax rate of 30%.

(D)	To reverse historical 2007 interest expense associated with IDS’s revolving line of credit that was paid in full immediately preceding the acquisition by Ebix.

(E)	To record the tax effects of the pro forma adjustments.

3.	Pro Forma Adjustments — related to the acquisition of Acclamation in August 2008

Pro forma adjustments reflect only those adjustments that are factually supportable and do not include the impact of synergies or contingencies that will not be known until the later of the closing of the merger or resolution of the contingency. The following are brief descriptions of each of the referenced pro forma adjustments included in these unaudited condensed and combined financial statements.
(F)	Reflects Ebix’s purchase price of Acclamation in the amount of $22 million financed with $15 million of convertible debt and $7 million of available cash.

(G)	Reflects the establishment of goodwill in the amount of $17.5 million as part of the purchase price allocation.

(H)	Reflects the establishment of identifiable intangible assets arising from the acquisition of Acclamation. The preliminary identifiable intangible assets with the related estimated fair values and useful lives are as follows:

Intangible		Percent of	Remaining
Asset	Fair Value	Purchase Price	Useful Life

Developed Technology	$277,000	1.26%	5 years
Customer Relationships	$1,027,000	4.67%	9 years
(I)	To reflect a current liability of $68 thousand for Ebix’s estimated costs incurred and directly attributable to the acquisition of Acclamation which include legal, due diligence, accounting, and filing fees.

(J)	To eliminate Acclamation’s equity balances.

(K)	Reflects assumed amortization of $169 thousand during 2007 and $85 thousand during 2008 related to the establishment and amortization of the identifiable intangible assets in connection with the Acclamation acquisition.

(L)	To remove Acclamation’s revolving line of credit and to reverse related historical interest expense as the credit line was paid in full and closed immediately preceding the acquisition.

(M)	To add assumed interest expense from January 1, 2008 in connection with the proceeds from the $15 million, 2.5% convertible note used to partially finance the Acclamation acquisition

(N)	To establish a deferred tax liability in the amount of $487 thousand associated with the recording of the identifiable intangible assets.

(O)	To record the tax effects of the pro forma adjustments

(P)	To impute income tax expense of $59 thousand for 2007 and $75 thousand for 2008 for Acclamation using a domestic effective tax rate of 5.75%.